Exhibit 10.5

SERVICES AGREEMENT

SERVICES AGREEMENT (this “Agreement”), dated as of September 23, 2011, by and between Liberty Media Corporation (f/k/a Liberty CapStarz, Inc.), a Delaware corporation (the “Provider”), and Liberty Interactive Corporation (f/k/a Liberty Media Corporation), a Delaware corporation (“Liberty”).

RECITALS

WHEREAS, on the date hereof the Provider is a wholly owned subsidiary of Liberty and holds the assets and liabilities attributed to Liberty’s Liberty Capital group and Liberty Starz group following the consummation of the transactions described in the plan of restructuring set forth in Schedule 1.1 to the Reorganization Agreement, dated as of August 30, 2011 (the “Reorganization Agreement”), to which the Provider and Liberty are each parties;

WHEREAS, in accordance with the Reorganization Agreement and the Restated Certificate of Incorporation of Liberty, Liberty will effect the redemptions of (i) 100% of the issued and outstanding shares of its Liberty Capital common stock for shares of a new Capital Group tracking stock of the Provider, and (ii) 100% of the issued and outstanding shares of its Liberty Starz common stock for shares of a new Starz Group tracking stock of the Provider, with the effect that Provider will be split-off (the “Split-Off”) from Liberty and cease to be a wholly owned subsidiary of Liberty;

WHEREAS, immediately following the Split-Off, Liberty’s assets and liabilities will consist solely of those assets and liabilities attributed to Liberty’s Interactive group and Provider’s assets and liabilities will consist solely of those assets and liabilities that, immediately prior to the time of the Split-Off, were attributed to Liberty’s Liberty Capital group and Liberty Starz group;

WHEREAS, immediately following the Split-Off, the Provider and Liberty will be separate and independent publicly-traded companies;

WHEREAS, Liberty and the Provider desire that, following the Split-Off, Liberty obtain from the Provider the services described herein, and that Liberty compensate the Provider for the performance of such services on the basis set forth in this Agreement; and

WHEREAS, on the date hereof a subsidiary of the Provider is also entering into a facilities sharing agreement with Liberty with respect to 12300 Liberty Boulevard, Englewood, Colorado (the “Facilities Sharing Agreement”).

AGREEMENT

NOW THEREFORE, in consideration of the foregoing recitals, the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be bound legally, agree as follows:

ARTICLE I

ENGAGEMENT AND SERVICES

Section 1.1                                      Engagement.  Liberty engages the Provider to provide to Liberty, commencing on the date of the Split-Off (the “Split-Off Effective Date”), the services set forth in Section 1.2 (collectively, the “Services”), and the Provider accepts such engagement, subject to and upon the terms and conditions of this Agreement.  The parties acknowledge that certain of the Services will be performed by officers, employees or consultants of the Provider, who also serve as officers, employees or consultants of Liberty.

Section 1.2                                      Services.

(a)                                  The Services will include the following, if and to the extent required by Liberty during the Term of this Agreement:

(i)                                     insurance administration and risk management services;

(ii)                                  technical and information technology assistance (including management information systems, computer, data storage network and telecommunications services), computers, office supplies, postage, courier service and other office services;

(iii)                               services performed by the Provider’s finance, accounting, payroll, treasury, cash management, legal, disclosure compliance, human resources, employee benefits, investor relations, tax and real estate management departments; and

(iv)                              such other services as the Provider may obtain from its officers, employees and consultants in the management of its own operations that Liberty may from time to time request or require.

(b)                                 The Services are intended to be those services and functions that are appropriate for the operation and management of Liberty as a publicly-traded company, and are not intended to be duplicative of services and functions for the operating subsidiaries of Liberty that are to be performed by officers, employees and consultants of those companies.

Section 1.3                                      Services Not to Interfere with the Provider’s Business.  Liberty acknowledges and agrees that in providing Services hereunder the Provider will not be required to take any action that would disrupt, in any material respect, the orderly operation of the Provider’s business activities.

Section 1.4                                      Books and Records.  The Provider will maintain books and records, in reasonable detail in accordance with the Provider’s standard business practices, with respect to its provision of Services to Liberty pursuant to this Agreement, including records supporting the allocation of Employee Compensation (as defined below)  and other costs and expenses to Liberty pursuant to Article II (collectively, “Supporting Records”). The Provider will give Liberty and its duly authorized representatives, agents, and attorneys reasonable access to all such Supporting Records during the Provider’s regular business hours upon Liberty’s request after reasonable advance notice.

ARTICLE II

COMPENSATION

Section 2.1                                      Allocated Expenses.

(a)                                  For each officer, employee or consultant of Provider that provides Services to Liberty (each, an “Employee”), Liberty shall be allocated an amount (the “Employee Compensation”) equal to his or her aggregate salary, bonus and health, retirement and other compensation and benefits paid by Provider (other than, in all cases, equity-based compensation paid by Provider) multiplied by his or her Liberty Percentage (as defined below); provided, however, that the Employee Compensation allocable to any Employee who holds the office of Vice President or higher of Liberty (each, a “Liberty Officer”) will not take into account any bonus amounts paid to such Employee by Provider.  The “Liberty Percentage” with respect to any Employee will equal the estimate of the relative amount of time that such Employee will spend providing Services to Liberty over a defined period of time.  Liberty will pay the Provider the aggregate Employee Compensation so allocated to it under this Section 2.1(a), together with such other costs and expenses as may be incurred by the Provider in connection with the provision of Services to Liberty hereunder (collectively with the aggregate Employee Compensation but exclusive of any Out-of-Pocket Costs (as defined below), the “Allocated Expenses”). The Allocated Expenses will be more fully set forth in, or determined from time to time in the manner set forth in, Schedule 2.1 attached hereto, as such Schedule may be periodically amended and revised by the parties. It is intended that the payments by Liberty to Provider under this Agreement in respect of Allocated Expenses are equivalent to those which Liberty would pay to a third party on an arm’s length basis for the same services. If the cost of any Service to be provided to Liberty under this Agreement is included in the Annual Allocation Expense (as such term is defined in the Facilities Sharing Agreement) payable by Liberty under the Facilities Sharing Agreement, then the cost of such Service shall not also be payable by Liberty under this Agreement.

(b)                                 The Liberty Percentage applicable to each Employee and the Allocated Expenses will be determined by the Provider, in consultation with Liberty, on or about each December 15th during the Term based on the anticipated Services to be provided by Employees to Liberty during the upcoming fiscal year, among other things deemed relevant by the parties. The Provider and Liberty will review and evaluate the Liberty Percentages and Allocated Expenses for reasonableness semiannually during the Term, and will negotiate in good faith to reach agreement on any appropriate adjustments to the Liberty Percentages and Allocated Expenses based on such review and evaluation, including:  (i) adjustments that reflect changes to the Employee Compensation of each Employee; (ii) adjustments that reflect changes to any other costs or expenses included in the Allocated Expenses; (iii) adjustments that reflect changes in the allocable percentages of time spent by particular Employees providing Services to Liberty; and (iv) agreeing on the appropriate effective date (which may be retroactive) of any such adjustment to the Liberty Percentages and Allocated Expenses.

Section 2.2                                      Cost Reimbursement.  In addition to (and without duplication of) the Allocated Expenses payable pursuant to Section 2.1, Liberty also will reimburse the Provider for all direct out-of-pocket costs, with no markup (“Out-of-Pocket Costs”), incurred by the Provider in performing the Services (e.g., postage and courier charges, software license fees attributable to desktop or laptop computers utilized by Employees, travel, meals and entertainment expenses, and other miscellaneous expenses that are incurred by the Provider or the Employees in the conduct of the Services).

Section 2.3                                      Payment Procedures.

(a)                                  Liberty will pay the Provider, by wire or intrabank transfer of funds or in such other manner specified by the Provider to Liberty, in arrears on or before the last day of each calendar month beginning with October 2011, the Allocated Expenses then in effect, in monthly installments.

(b)                                 Any reimbursement to be made by Liberty to the Provider pursuant to Section 2.2 will be paid by Liberty to the Provider within 15 days after receipt by Liberty of an invoice therefor, by wire or intrabank transfer of funds or in such other manner specified by the Provider to Liberty.  The Provider will invoice Liberty monthly for reimbursable expenses incurred by the Provider on behalf of Liberty during the preceding calendar month as contemplated in Section 2.2; provided, however, that the Provider may separately invoice Liberty at any time for any single reimbursable expense incurred by the Provider on behalf of Liberty in an amount equal to or greater than $25,000. Any invoice or statement pursuant to this Section 2.3(b) will be accompanied by supporting documentation in reasonable detail consistent with Provider’s own expense reimbursement policy with respect to the costs and expenses incurred by the Provider for which the Provider is seeking reimbursement hereunder.

(c)                                  Any payments not made when due under this Section 2.3 will bear interest at the rate of 1.5% per month on the outstanding amount from and including the due date to but excluding the date paid.

Section 2.4                                      Survival.  The terms and conditions of this Article II will survive the expiration or earlier termination of this Agreement.

ARTICLE III

TERM

Section 3.1                                      Term Generally.  The term of this Agreement will commence on the Split-Off Effective Date and will continue until the third anniversary of the Split-Off Effective Date (the “Term”).  This Agreement is subject to termination prior to the end of the Term in accordance with Section 3.3.

Section 3.2                                      Discontinuance of Select Services.  At any time during the Term, on not less than 30 days’ prior notice by Liberty to the Provider, Liberty may elect to discontinue obtaining any of the Services from the Provider.  In such event, the Provider’s obligation to provide Services that have been discontinued pursuant to this Section 3.2, and Liberty’s obligation to compensate the Provider for such Services, will cease as of the end of such 30-day period (or such later date as may be specified in the notice), and this Agreement will remain in effect for the remainder of the Term with respect to those Services that have not been so discontinued.  The Provider and Liberty will promptly evaluate the Allocated Expenses for reasonableness following the discontinuance of any Services and will negotiate in good faith to reach agreement on any appropriate adjustment to the Allocated Expenses.  Each party will remain liable to the other for any required payment or performance accrued prior to the effective date of discontinuance of any Service.

Section 3.3                                      Termination.  This Agreement will be terminated prior to the expiration of the Term in the following events:

(a)                                  at any time upon at least 30 days’ prior written notice by Liberty to the Provider;

(b)                                 immediately upon written notice (or at any time specified in such notice) by the Provider to Liberty if a Change in Control or Bankruptcy Event occurs with respect to Liberty; or

(c)                                  immediately upon notice (or at any time specified in such notice) by Liberty to the Provider if a Change in Control or Bankruptcy Event occurs with respect to the Provider.

For purposes of this Section 3.3, a “Change in Control” will be deemed to have occurred with respect to a party if a merger, consolidation, binding share exchange, acquisition, or similar transaction (each, a “Transaction”), or series of related Transactions, involving such party occurs as a result of which the voting power of all voting securities of such party outstanding immediately prior thereto represent (either by remaining outstanding or being converted into voting securities of the surviving entity) less than 75% of the voting power of such party or the surviving entity of the Transaction outstanding immediately after such Transaction (or if such party or the surviving entity after giving effect to such Transaction is a subsidiary of the issuer of securities in such Transaction, then the voting power of all voting securities of such party outstanding immediately prior to such Transaction represent (by being converted into voting securities of such issuer) less than 75% of the voting power of the issuer outstanding immediately after such Transaction).

For purposes of this Section 3.3, a “Bankruptcy Event” will be deemed to have occurred with respect to a party upon such party’s insolvency, general assignment for the benefit of creditors, such party’s voluntary commencement of any case, proceeding, or other action seeking reorganization, arrangement, adjustment, liquidation, dissolution, or consolidation of such party’s debts under any law relating to bankruptcy, insolvency, or reorganization, or relief of debtors, or seeking appointment of a receiver, trustee, custodian, or other similar official for such party or for all or any substantial part of such party’s assets (each, a “Bankruptcy Proceeding”), or the involuntary filing against Liberty or the Provider, as applicable, of any Bankruptcy Proceeding that is not stayed within 60 days after such filing.

Each party will remain liable to the other for any required payment accrued prior to the termination of this Agreement.

ARTICLE IV

PERSONNEL AND EMPLOYEES

Section 4.1                                      Personnel to Provide Services.

(a)                                  The Provider will make available to Liberty, on a non-exclusive basis, the appropriate personnel to perform the Services.  The personnel made available to perform selected Services are expected to be substantially the same personnel who provide similar services in connection with the management and administration of the business and operations of the Provider.

(b)                                 Liberty acknowledges that:

(i)                                     certain of the Employees also will be performing services for the Provider and may be performing services for certain Subsidiaries and Affiliates of the Provider, in each case, while also potentially performing services directly for Liberty and certain of its Subsidiaries and Affiliates under a direct employment, consultancy or other service relationship between such Employee and Liberty and irrespective of this Agreement; and

(ii)                                  the Provider may elect, in its discretion, to utilize independent contractors rather than employees of the Provider to perform Services from time to time, and such independent contractors will be deemed included within the definition of “Employees” for all purposes of this Agreement.

Section 4.2                                      Provider as Payor.  The parties acknowledge and agree that the Provider, and not Liberty, will be solely responsible for the payment of salaries, wages, benefits (including health insurance, retirement, and other similar benefits, if any) and other compensation applicable to all Employees; provided, however, that (a) Liberty is responsible for the payment of the Allocated Expenses in accordance with Section 2.1 and for the portion of any severance payments allocated to Liberty under Section 4.3, and (b) Liberty is responsible for the payment of (i) all compensation based on, comprised of or related to the equity securities of Liberty and (ii) any bonus amounts payable to any Liberty Officer with respect to services performed for the benefit of Liberty (together with (i), “Excluded Compensation”).  The parties acknowledge that Employees may provide services directly to Liberty in consideration for the receipt of Excluded Compensation pursuant to such Employees’ separate employment, consultancy or other service relationship with Liberty.  All Employees will be subject to the personnel policies of the Provider and will be eligible to participate in the Provider’s employee benefit plans to the same extent as similarly situated employees of the Provider performing services in connection with the Provider’s business.  Except as otherwise required by the terms of the Tax Sharing Agreement, the Provider will be responsible for the payment of all federal, state, and local withholding taxes on the compensation of all Employees (other than Excluded Compensation) and other such employment related taxes as are required by law, and Liberty will be responsible for the payment of all federal, state, and local withholding taxes on Excluded Compensation paid to any Employee by Liberty and other such employment related taxes as are required by law.  Each of Liberty and Provider will cooperate with the other to facilitate the other’s compliance with applicable federal, state, and local laws, rules, regulations, and ordinances applicable to the employment of all Employees by either party.

Section 4.3                                      Additional Employee Provisions.  The Provider will have the right to terminate its employment of any Employee at any time.  A portion of any severance payments payable to any Employee who separates from employment with the Provider during the Term will be allocated to Liberty based on the monthly average Liberty Percentage applicable to such Employee since the Split-Off Effective Date; provided, however, that such severance payments will not take into account (i) any bonus-related compensation arrangements payable to any Liberty Officer and (ii) any equity-based compensation arrangements paid or provided by Provider.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

Section 5.1                                      Representations and Warranties of the Provider.  The Provider represents and warrants to Liberty as follows:

(a)                                  The Provider is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware.

(b)                                 The Provider has the power and authority to enter into this Agreement and to perform its obligations under this Agreement, including the Services.

(c)                                  The Provider is not subject to any contractual or other legal obligation that materially interferes with its full, prompt, and complete performance under this Agreement.

(d)                                 The individual executing this Agreement on behalf of the Provider has the authority to do so.

Section 5.2                                      Representations and Warranties of Liberty.  Liberty represents and warrants to the Provider as follows:

(a)                                  Liberty is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware.

(b)                                 Liberty has the power and authority to enter into this Agreement and to perform its obligations under this Agreement.

(c)                                  Liberty is not subject to any contractual or other legal obligation that materially interferes with its full, prompt, and complete performance under this Agreement.

(d)                                 The individual executing this Agreement on behalf of Liberty has the authority to do so.

ARTICLE VI

INDEMNIFICATION

Section 6.1                                      Indemnification by the Provider.  The Provider will indemnify, defend, and hold harmless Liberty and each of its Subsidiaries, Affiliates, officers, directors, employees and agents, successors and assigns (collectively, the “Liberty Indemnitees”), from and against any and all Actions, judgments, Liabilities, losses, costs, damages, or expenses, including reasonable counsel fees, disbursements, and court costs (collectively, “Losses”), that any Liberty Indemnitee may suffer arising from or out of, or relating to, (a) any material breach by the Provider of its obligations under this Agreement, or (b) the gross negligence, willful misconduct, fraud, or bad faith of the Provider.

Section 6.2                                      Indemnification by Liberty.  Liberty will indemnify, defend, and hold harmless the Provider and its Subsidiaries, Affiliates, officers, directors, employees and agents, successors and assigns (collectively, the “Provider Indemnitees”), from and against any and all Losses that any Provider Indemnitee may suffer arising from or out of, or relating to (a) any material breach by Liberty of its obligations under this Agreement, or (b) any acts or omissions of the Provider in providing the Services pursuant to this Agreement (except to the extent such Losses (i) arise from or relate to any material breach by the Provider of its obligations under this Agreement, (ii) are attributable to the gross negligence, willful misconduct, fraud, or bad faith of the Provider or any other Provider Indemnitee seeking indemnification under this Section 6.2, (iii) are fully covered by insurance maintained by the Provider or such other Provider Indemnitee, or (iv) are payable by the Provider pursuant to Section 7.11).

Section 6.3                                      Indemnification Procedures.

(a)                                  (i)                                     In connection with any indemnification provided for in Section 6.1 or 6.2, the party seeking indemnification (the “Indemnitee”) will give the party from which indemnification is sought (the “Indemnitor”) prompt notice whenever it comes to the attention of the Indemnitee that the Indemnitee has suffered or incurred, or may suffer or incur, any Losses for which it is entitled to indemnification under Section 6.1 or 6.2, and, if and when known, the facts constituting the basis for such claim and the projected amount of such Losses (which shall not be conclusive as to the amount of such Losses), in each case in reasonable detail. Without limiting the generality of the foregoing, in the case of any Action commenced by a third party for which indemnification is being sought (a “Third-Party Claim”), such notice will be given no later than ten business days following receipt by the Indemnitee of written notice of such Third-Party Claim.  Failure by any Indemnitee to so notify the Indemnitor will not affect the rights of such Indemnitee hereunder except to the extent that such failure has a material prejudicial effect on the defenses or other rights available to the Indemnitor with respect to such Third Party Claim.  The Indemnitee will deliver to the Indemnitor as promptly as practicable, and in any event within five business days after Indemnitee’s receipt, copies of all notices, court papers and other documents received by the Indemnitee relating to any Third-Party Claim.

(ii)                                  After receipt of a notice pursuant to Section 6.3(a)(i) with respect to any Third-Party Claim, the Indemnitor will be entitled, if it so elects, to take control of the defense and investigation with respect to such Third-Party Claim and to employ and engage attorneys reasonably satisfactory to the Indemnitee to handle and defend such claim, at the Indemnitor’s cost, risk and expense, upon written notice to the Indemnitee of such election, which notice acknowledges the Indemnitor’s obligation to provide indemnification under this Agreement with respect to any Losses arising out of or relating to such Third-Party Claim. The Indemnitor will not settle any Third-Party Claim that is the subject of indemnification without the written consent of the Indemnitee, which consent will not be unreasonably withheld, conditioned or delayed; provided, however, that, after reasonable notice, the Indemnitor may settle a claim without the Indemnitee’s consent if such settlement (A) makes no admission or acknowledgment of Liability or culpability with respect to the Indemnitee, (B) includes a complete release of the Indemnitee and (C) does not seek any relief against the Indemnitee other than the payment of money damages to be borne by the Indemnitor. The Indemnitee will cooperate in all reasonable respects with the Indemnitor and its attorneys in the investigation, trial and defense of any lawsuit or action with respect to such claim and any appeal arising therefrom (including the filing in the Indemnitee’s name of appropriate cross-claims and counterclaims).  The Indemnitee may, at its own cost, participate in any investigation, trial and defense of any Third-Party Claim controlled by the Indemnitor and any appeal arising therefrom, including participating in the process with respect to the potential settlement or compromise thereof.  If the Indemnitee has been advised by its counsel that there may be one or more legal defenses available to the Indemnitee that conflict with those available to, or that are not available to, the Indemnitor (“Separate Legal Defenses”), or that there may be actual or potential differing or conflicting interests between the Indemnitor and the Indemnitee in the conduct of the defense of such Third-Party Claim, the Indemnitee will have the right, at the expense of the Indemnitor, to engage separate counsel reasonably acceptable to the Indemnitor to handle and defend such Third-Party Claim, provided, that, if such Third-Party Claim can be reasonably separated between those portion(s) for which Separate Legal Defenses are available (“Separable Claims”) and those for which no Separate Legal Defenses are available, the Indemnitee will instead have the right, at the expense of the Indemnitor, to engage separate counsel reasonably acceptable to the Indemnitor to handle and defend the Separable Claims, and the Indemnitor will not have the right to control the defense or investigation of such Third-Party Claim or such Separable Claims, as the case may be (and, in which latter case, the Indemnitor will have the right to control the defense or investigation of the remaining portion(s) of such Third-Party Claim).

(iii)                               If, after receipt of a notice pursuant to Section 6.3(a)(i) with respect to any Third-Party Claim as to which indemnification is available hereunder, the Indemnitor does not undertake to defend the Indemnitee against such Third-Party Claim, whether by not giving the Indemnitee timely notice of its election to so defend or otherwise, the Indemnitee may, but will have no obligation to, assume its own defense, at the expense of the Indemnitor (including attorneys fees and costs), it being understood that the Indemnitee’s right to indemnification for such Third Party Claim shall not be adversely affected by its assuming the defense of such Third Party Claim.  The Indemnitor will be bound by the result obtained with respect thereto by the Indemnitee; provided, that the Indemnitee may not settle any lawsuit or action with respect to which the Indemnitee is entitled to indemnification hereunder without the consent of the Indemnitor, which consent will not be unreasonably withheld, conditioned or delayed; provided further, that such consent shall not be required if (i) the Indemnitor had the right under this

Section 6.3 to undertake control of the defense of such Third-Party Claim and, after notice, failed to do so within thirty days of receipt of such notice (or such lesser period as may be required by court proceedings in the event of a litigated matter), or (ii) (x) the Indemnitor does not have the right to control the defense of the entirety of such Third-Party Claim pursuant to Section 6.3(a)(ii) or (y) the Indemnitor does not have the right to control the defense of any Separable Claim pursuant to Section 6.3(a)(ii) (in which case such settlement may only apply to such Separable Claims), the Indemnitee provides reasonable notice to Indemnitor of the settlement, and such settlement (A) makes no admission or acknowledgment of Liability or culpability with respect to the Indemnitor, (B) does not seek any relief against the Indemnitor and (C) does not seek any relief against the Indemnitee for which the Indemnitor is responsible other than the payment of money damages.

(b)                                 In no event will the Indemnitor be liable to any Indemnitee for any special, consequential, indirect, collateral, incidental or punitive damages, however caused and on any theory of liability arising in any way out of this Agreement, whether or not such Indemnitor was advised of the possibility of any such damages;  provided, that the foregoing limitations shall not limit a party’s indemnification obligations for any Losses incurred by an Indemnitee as a result of the assertion of a Third Party Claim.

(c)                                  The Indemnitor and the Indemnitee shall use commercially reasonable efforts to avoid production of confidential information, and to cause all communications among employees, counsel and others representing any party with respect to a Third Party Claim to be made so as to preserve any applicable attorney-client or work-product privilege.

(d)                                 The Indemnitor shall pay all amounts payable pursuant to this Section 6.3 by wire transfer of immediately available funds, promptly following receipt from an Indemnitee of a bill, together with all accompanying reasonably detailed backup documentation, for any Losses that are the subject of indemnification hereunder, unless the Indemnitor in good faith disputes the amount of such Losses or whether such Losses are covered by the Indemnitor’s indemnification obligation in which event the Indemnitor shall promptly so notify the Indemnitee. In any event, the Indemnitor shall pay to the Indemnitee, by wire transfer of immediately available funds, the amount of any Losses for which it is liable hereunder no later than three (3) days following any final determination of the amount of such Losses and the Indemnitor’s liability therefor. A “final determination” shall exist when (a) the parties to the dispute have reached an agreement in writing or (b) a court of competent jurisdiction shall have entered a final and non-appealable order or judgment.

(e)                                  If the indemnification provided for in this Section 6.3 shall, for any reason, be unavailable or insufficient to hold harmless an Indemnitee in respect of any Losses for which it is entitled to indemnification hereunder, then the Indemnitor shall contribute to the amount paid or payable by such Indemnitee as a result of such Losses, in such proportion as shall be appropriate to reflect the relative benefits received by and the relative fault of the Indemnitor on the one hand and the Indemnitee on the other hand with respect to the matter giving rise to such Losses.

(f)                                    The remedies provided in this Section 6.3 shall be cumulative and shall not preclude assertion by any Indemnitee of any other rights or the seeking of any and all other remedies against an Indemnitor, subject to Section 6.3(b).

(g)                                 For the avoidance of doubt, the provisions of this Article VI are not intended to, and shall not, apply to any Loss, claim or Liability to which the provisions of the Tax Sharing Agreement are applicable.

(h)                                 To the fullest extent permitted by applicable law, the Indemnitor will indemnify the Indemnitee against any and all reasonable fees, costs and expenses (including attorneys’ fees), incurred in connection with the enforcement of his, her or its rights under this Article VI.

Section 6.4                                      Survival.  The terms and conditions of this Article VI will survive the expiration or termination of this Agreement.

ARTICLE VII

MISCELLANEOUS

Section 7.1                                      Defined Terms.

(a)                                  The following terms will have the following meanings for all purposes of this Agreement:

“Action” means any demand, action, claim, suit, countersuit, litigation, arbitration, prosecution, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court, grand jury or other governmental authority or any arbitrator or arbitration panel.

“Affiliate” means, with respect to any Person, any other Person controlled by such first Person, with “control” for such purpose meaning the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or voting interests, by contract, or otherwise. Notwithstanding the foregoing, for purposes of this Agreement, (i) none of Expedia, Inc., any of its present or former Affiliates, TripAdvisor, Inc. or any of its present or former Affiliates will be deemed to be Affiliates of the Provider, Liberty or any of their respective Subsidiaries for any purpose during any period in which the voting stock of such corporation owned by any of the Provider, Liberty or any of their respective Subsidiaries is subject to a proxy in favor of Mr. Barry Diller to vote those shares during such period, and (ii) none of the Provider or any of its Subsidiaries will be deemed to be Affiliates of Liberty or any of its Subsidiaries, nor will Liberty or any of its Subsidiaries be deemed to be Subsidiaries of Provider or any of its Subsidiaries.

“Confidential Information” means any information marked, noticed, or treated as confidential by a party which such party holds in confidence, including all trade secrets, technical, business, or other information, including customer or client information, however communicated or disclosed, relating to past, present and future research, development and business activities.

“Liabilities” means any and all debts, liabilities, commitments and obligations, whether or not fixed, contingent or absolute, matured or unmatured, direct or indirect, liquidated or unliquidated, accrued or unaccrued, known or unknown, and whether or not required by GAAP to be reflected in financial statements or disclosed in the notes thereto (other than taxes).

“Person” means any natural person, corporation, limited liability corporation, partnership, trust, unincorporated organization, association, governmental authority, or other entity.

“Subsidiary” when used with respect to any Person, means (i)(A) a corporation a majority in voting power of whose share capital or capital stock with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly, owned by such Person, by one or more Subsidiaries of such Person, or by such Person and one or more Subsidiaries of such Person, whether or not such power is subject to a voting agreement or similar encumbrance, (B) a partnership or limited liability company in which such Person or a Subsidiary of such Person is, at the date of determination, (1) in the case of a partnership, a general partner of such partnership with the power affirmatively to direct the policies and management of such partnership or (2) in the case of a limited liability company, the managing member or, in the absence of a managing member, a member with the power affirmatively to direct the policies and management of such limited liability company, or (C) any other Person (other than a corporation) in which such Person, one or more Subsidiaries of such Person or such Person and one or more Subsidiaries of such Person, directly or indirectly, at the date of determination thereof, has or have (1) the power to elect or direct the election of a majority of the members of the governing body of such Person, whether or not such power is subject to a voting agreement or similar encumbrance, or (2) in the absence of such a governing body, at least a majority ownership interest or (ii) any other Person of which an aggregate of 50% or more of the equity interests are, at the time, directly or indirectly, owned by such Person and/or one or more Subsidiaries of such Person.  Notwithstanding the foregoing, for purposes of this Agreement, (A) none of Expedia, Inc., TripAdvisor, Inc., or any of their present or former Subsidiaries will be deemed to be Subsidiaries of the Provider, Liberty or any of their respective Subsidiaries for any purpose during any period in which the voting stock of such corporation owned by the Provider, Liberty and/or its Subsidiaries is subject to a proxy in favor of Mr. Barry Diller to vote those shares during such period, and (B) none of the Subsidiaries of the Provider will be deemed to be Subsidiaries of Liberty or any of its Subsidiaries, nor will any of Liberty or any of its Subsidiaries be deemed to be Subsidiaries of the Provider or any of its Subsidiaries.

“Tax Sharing Agreement” means the Tax Sharing Agreement among Liberty, Liberty Interactive LLC (f/k/a Liberty Media LLC) and Provider.

(b)                                 The following terms will have the meanings for all purposes of this Agreement set forth in the Section reference provided next to such term:

Definition	Section Reference

Agreement	Preamble
Allocated Expenses	Section 2.1(a)
Bankruptcy Event	Section 3.3
Bankruptcy Proceeding	Section 3.3
Change in Control	Section 3.3
Corporation Indemnitees	Section 6.1
Employee	Section 2.1(a)

Definition	Section Reference

Employee Compensation	Section 2.1(a)
Excluded Compensation	Section 4.2
Facilities Sharing Agreement	Recitals
Indemnitee	Section 6.3(a)(i)
Indemnitor	Section 6.3(a)(i)
Liberty	Preamble
Liberty Indemnitees	Section 6.1
Liberty Officer	Section 2.1(a)
Liberty Percentage	Section 2.1(a)
Losses	Section 6.1
Out-of-Pocket Costs	Section 2.2
Provider	Preamble
Provider Indemnitees	Section 6.2
Reorganization Agreement	Recitals
Separable Claim	Section 6.3(a)(ii)
Separate Legal Defenses	Section 6.3(a)(ii)
Services	Section 1.1
Split-Off	Recitals
Split-Off Effective Date	Section 1.1
Supporting Records	Section 1.4
Term	Section 3.1
Third- Party Claim	Section 6.3(a)(i)
Transaction	Section 3.3

Section 7.2                                      Entire Agreement; Severability.  This Agreement (including the Schedules attached hereto), the Tax Sharing Agreement, the Facilities Sharing Agreement and the Reorganization Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and thereof, and supersedes all prior agreements and understandings, oral and written, among the parties hereto with respect to such subject matter. It is the intention of the parties hereto that the provisions of this Agreement will be enforced to the fullest extent permissible under all applicable laws and public policies, but that the unenforceability of any provision hereof (or the modification of any provision hereof to conform with such laws or public policies, as provided in the next sentence) will not render unenforceable or impair the remainder of this Agreement. Accordingly, if any provision is determined to be invalid or unenforceable either in whole or in part, this Agreement will be deemed amended to delete or modify, as necessary, the invalid or unenforceable provisions and to alter the balance of this Agreement in order to render the same valid and enforceable, consistent (to the fullest extent possible) with the intent and purposes hereof.  If the provisions of this Agreement conflict with any provisions of the Facilities Sharing Agreement, the provisions of this Agreement shall control, and, if the provisions of this Agreement conflict with any provisions of the Tax Sharing Agreement, the provisions of the Tax Sharing Agreement shall control.

Section 7.3                                      Notices.  All notices and communications hereunder will be in writing and will be deemed to have been duly given if delivered personally or mailed, certified or registered mail with postage prepaid, or sent by confirmed facsimile, addressed as follows:

If to the Provider:	Liberty Media Corporation 12300 Liberty Boulevard Englewood, Colorado 80112 Attention: General Counsel Facsimile: (720) 875-5401

If to Liberty:	Liberty Interactive Corporation 12300 Liberty Boulevard Englewood, Colorado 80112 Attention: General Counsel Facsimile: (720) 875-5401

or to such other address (or to the attention of such other person) as the parties may hereafter designate in writing.  All such notices and communications will be deemed to have been given on the date of delivery if sent by facsimile or personal delivery, or the third day after the mailing thereof, except that any notice of a change of address will be deemed to have been given only when actually received.

Section 7.4                                      Governing Law.  This Agreement and the legal relations among the parties hereto will be governed in all respects, including validity, interpretation and effect, by the laws of the State of Colorado applicable to contracts made and performed wholly therein, without giving effect to any choice or conflict of laws provisions or rules that would cause the application of the laws of any other jurisdiction.

Section 7.5                                      Rules of Construction.  The descriptive headings in this Agreement are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.  Words used in this Agreement, regardless of the gender and number specifically used, will be deemed and construed to include any other gender, masculine, feminine, or neuter, and any other number, singular or plural, as the context requires.  As used in this Agreement, the word “including” or any variation thereof is not limiting, and the word “or” is not exclusive.  The word day means a calendar day.  If the last day for giving any notice or taking any other action is a Saturday, Sunday, or a day on which banks in New York, New York or Denver, Colorado are closed, the time for giving such notice or taking such action will be extended to the next day that is not such a day.

Section 7.6                                      No Third-Party Rights.  Nothing expressed or referred to in this Agreement is intended or will be construed to give any Person other than the parties hereto and their respective successors and permitted assigns any legal or equitable right, remedy or claim under or with respect to this Agreement, or any provision hereof, it being the intention of the parties hereto that this Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their respective successors and assigns.

Section 7.7                                      Counterparts.  This Agreement may be executed in one or more counterparts, each of which will be an original and all of which together will constitute one and the same instrument.

Section 7.8                                      Payment of Expenses. Liberty will be responsible for all costs and expenses incurred with respect to the preparation of this Agreement.  From and after the Split-Off Effective Date, and except as otherwise expressly provided in this Agreement, each of the parties to this Agreement will bear its own expenses, including the fees of any attorneys and accountants engaged by such party, in connection with this Agreement.

Section 7.9                                      Binding Effect; Assignment.

(a)                                  This Agreement will inure to the benefit of and be binding on the parties to this Agreement and their respective legal representatives, successors and permitted assigns.

(b)                                 Except as expressly contemplated hereby (including by Section 4.1), this Agreement, and the obligations arising hereunder, may not be assigned by either party to this Agreement, provided, however, that Liberty and Provider may assign their respective rights, interests, duties, liabilities and obligations under this Agreement to any of their respective wholly-owned Subsidiaries, but such assignment shall not relieve Liberty or the Provider, as the assignor, of its obligations hereunder.

Section 7.10                                Amendment, Modification, Extension or Waiver.  Any amendment, modification or supplement of or to any term or condition of this Agreement will be effective only if in writing and signed by both parties hereto.  Either party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other party to this Agreement, or (b) waive compliance by the other party with any of the agreements or conditions contained herein or any breach thereof. Any agreement on the part of either party to any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of such party. No waiver of any term, provision or condition of this Agreement, whether by conduct or otherwise, in any one or more instance, will be deemed or construed as a further or continuing waiver of any such term, provision or condition or of any other term, provision or condition, but any party hereto may waive its rights in any particular instance by written instrument of waiver.

Section 7.11                                Legal Fees; Costs.  If either party to this Agreement institutes any action or proceeding to enforce any provision of this Agreement, the prevailing party will be entitled to receive from the other party reasonable attorneys’ fees, disbursements and costs incurred in such action or proceeding, whether or not such action or proceeding is prosecuted to judgment.

Section 7.12                                Force Majeure.  Neither party will be liable to the other party with respect to any nonperformance or delay in performance of its obligations under this Agreement to the extent such failure or delay is due to any action or claims by any third party, labor dispute, labor strike, weather conditions or any cause beyond a party’s reasonable control.  Each party agrees that it will use all commercially reasonable efforts to continue to perform its obligations under this Agreement, to resume performance of its obligations under this Agreement, and to minimize any delay in performance of its obligations under this Agreement notwithstanding the occurrence of any such event beyond such party’s reasonable control.

Section 7.13                                Specific Performance.  Each party agrees that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that each of the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 7.14                                Further Actions.  The parties will execute and deliver all documents, provide all information, and take or forbear from all actions that may be necessary or appropriate to achieve the purposes of this Agreement.

Section 7.15                                Confidentiality.

(a)                                  Except with the prior consent of the disclosing party, each party will:

(i)                                     limit access to the Confidential Information of the other party disclosed to such party hereunder to its employees, agents, representatives, and consultants on a need-to-know basis;

(ii)                                  advise its employees, agents, representatives, and consultants having access to such Confidential Information of the proprietary nature thereof and of the obligations set forth in this Agreement; and

(iii)                               safeguard such Confidential Information by using a reasonable degree of care to prevent disclosure of the Confidential Information to third parties, but not less than that degree of care used by that party in safeguarding its own similar information or material.

(b)                                 A party’s obligations respecting confidentiality under Section 7.15(a) will not apply to any of the Confidential Information of the other party that a party can demonstrate: (i) was, at the time of disclosure to it, in the public domain; (ii) after disclosure to it, is published or otherwise becomes part of the public domain through no fault of the receiving party; (iii) was in the possession of the receiving party at the time of disclosure to it without being subject to any obligation of confidentiality; (iv) was received after disclosure to it from a third party who, to its knowledge, had a lawful right to disclose such information to it; (v) was independently developed by the receiving party without reference to the Confidential Information; (vi) was required to be disclosed to any regulatory body having jurisdiction over a party or any of their respective clients; or (vii) was required to be disclosed by reason of legal, accounting, or regulatory requirements beyond the reasonable control of the receiving party.  In the case of any disclosure pursuant to clauses (vi) or (vii) of this paragraph (b), to the extent practical, the receiving party will give prior notice to the disclosing party of the required disclosure and will use commercially reasonable efforts to obtain a protective order covering such disclosure.

(c)                                  The provisions of this Section 7.15 will survive the expiration or termination of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties has signed this Agreement, or has caused this Agreement to be signed by its duly authorized officer, as of the date first above written.

PROVIDER:

LIBERTY MEDIA CORPORATION (f/k/a LIBERTY CAPSTARZ, INC.)

By:	/s/ Charles Y. Tanabe
Name:	Charles Y. Tanabe
Title:	Executive Vice President & General Counsel

LIBERTY:

LIBERTY INTERACTIVE CORPORATION (f/k/a LIBERTY MEDIA CORPORATION)

By:	/s/ Charles Y. Tanabe
Name:	Charles Y. Tanabe
Title:	Executive Vice President & General Counsel

[Signature Page to Services Agreement]

Schedule 2.1

Allocated Expenses in Effect for Calendar Year 2011

List of Omitted Schedules

The following schedule to the Services Agreement, dated as of September 23, 2011, by and between Liberty Media Corporation and Liberty Interactive Corporation, has not been provided herein:

Schedule 2.1 -  Allocated Expenses in Effect for Calendar Year 2011

The undersigned registrant hereby undertakes to furnish supplementally a copy of the omitted schedule to the Securities and Exchange Commission upon request.